RIGHTS AGREEMENT

This RIGHTS AGREEMENT (the “Agreement”) dated as of June 26, 2008 is by and between Penske Automotive Group, Inc., a Delaware corporation (“PAG”) and PTLC Holdings Co., LLC, a Delaware limited liability company (“PTLC-LLC”), PTLC2 Holdings Co., LLC, a Delaware limited liability company (“PTLC2-LLC”) and Penske Truck Leasing Corporation, a Delaware corporation (“PTLC” and, together with PTLC-LLC and PTLC2-LLC, the “Penske Parties”). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Partnership Agreement.

RECITALS

WHEREAS, PAG and the Penske Parties are partners under the Amended and Restated Agreement of Limited Partnership of Penske Truck Leasing Co., L.P. dated July 18, 1988, as amended by a series of amendments being Amendments Nos. 1 through 11 (the “Partnership Agreement”);

WHEREAS, the Partnership Agreement provides in Section 9.3 for various rights and obligations regarding the transfer of limited partnership interests, including the obligation under certain circumstances to provide the other parties to the agreement with a right of first refusal regarding certain transfers;

NOW, THEREFORE, in consideration of the mutual promises and obligations hereinafter set forth and in the other agreements executed between the parties on June 26, 2008, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I RIGHTS

Section 1.1 Notice Right. The parties acknowledge that Section 9.3(a) of the Partnership Agreement provides that PAG and the Penske Parties shall be treated as one party for purposes of Section 9.3. PAG, on the one hand, and the Penske Parties, on the other hand, hereby agree that in the event either of them receives any Offers or written notices under Section 9.3 that each will promptly forward a copy of the related correspondence to the other.

Section 1.2 Additional Rights. Neither PAG nor the Penske Parties shall exercise any of their collective rights in Section 9.3 without providing the other with a reasonable period of time under the circumstances to consider the necessary action and respond accordingly. Specifically, (1) the Penske Parties shall not commence any Offer under Section 9.3(b) or accept an offer from a third party to acquire such party’s Partnership Interest without first notifying PAG of the proposed Transfer opportunity and providing PAG with a pro rata opportunity to join in such Transfer under the terms offered, (2) PAG shall not commence any Offer under Section 9.3(b) or accept an offer from a third party to acquire PAG’s Partnership Interest without first notifying the Penske Parties of the proposed Transfer opportunity and providing the Penske Parties with a right of first refusal of all or a portion of the proposed Transfer under the terms proposed, (3) neither party shall accept or decline any Offer under Section 9.3(b) without first consulting with the other party and assuring in any response, such other party’s response is conveyed in accordance with their instruction on a pro rata basis, and (4) neither party shall exercise any right under 9.3(j) without first consulting with the other party and assuring in any response, such other party’s response is conveyed in accordance with their instruction.

ARTICLE II TERMINATION

Section 2.1 Termination. This Agreement may be terminated at any time by mutual written consent of the parties and shall terminate at such time as either PAG or the Penske Parties (or any of them) have no further limited or general partnership ownership interest under the Partnership Agreement.

ARTICLE III MISCELLANEOUS

Section 3.1 Amendments and Waivers. This Agreement may be amended, modified, supplemented or waived only upon the written agreement of the parties to the Agreement at that time.

Section 3.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and the personal representatives and assigns of the parties hereto, whether so expressed or not.

Section 3.3 Entire Agreement. This Agreement (with the documents referred to herein or delivered pursuant hereto and together with the Agreement) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 3.4 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Michigan without giving effect to the conflicts of law principles thereof which might result in the application of the laws of any other jurisdiction.

Section 3.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. All signatures need not appear on any one counterpart.

Section 3.6 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

Section 3.7 Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to injunctive relief, including specific performance, to enforce such obligations without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 3.8 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

PTLC2 HOLDINGS CO., LLC	PTLC HOLDINGS CO., LLC
By /s/ Walter P. Czarnecki	By /s/ Walter P. Czarnecki

Title: Vice President	Title: Vice President
PENSKE TRUCK LEASING CORPORATION By /s/ Walter P. Czarnecki	PENSKE AUTOMOTIVE GROUP, INC. By /s/ Robert O’Shaughnessy

Title: Vice President	Title: Executive Vice President — Finance